OAK INDUSTRIES INC.

                                     and

                     STATE STREET BANK AND TRUST COMPANY,

                                   Trustee

                       ------------------------------

                        First Supplemental Indenture

                        Dated as of January 28, 2000

                                to Indenture

                       Dated as of February 25, 1998

                       ------------------------------


              4 7/8% Convertible Subordinated Notes due 2008



   This FIRST SUPPLEMENTAL INDENTURE dated as of January 28, 2000 is among OAK INDUSTRIES INC., a Delaware corporation (the "Company"), CORNING INCORPORATED, a New York Corporation ("Corning") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, as trustee under the Indenture referred to below (the "Trustee"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture dated as of February 25, 1998 (the "Indenture") with respect to the 4 7/8% Convertible Subordinated Notes due 2008 of the Company (the "Notes").

   WHEREAS, the Company and the Trustee have heretofore duly executed and delivered the Indenture;

   WHEREAS, Section 9.1 of the Indenture provides that the Company, when authorized by resolutions of its Board of Directors, and the Trustee may, without the consent of the holders of any of the Notes, from time to time and at any time enter into an indenture or indentures supplemental to the Indenture for the purpose of (i) making provision with respect to the conversion rights of the holders of the Notes pursuant to the requirements of Section 13.6 of the Indenture; or (ii) evidencing the succession of another Person to the Company and the assumption by any such successor of the obligations of the Company in the Indenture and in the Securities in accordance with Article V of the Indenture;

   WHEREAS, pursuant to the Agreement and Plan of Merger dated as of November 13, 1999 by and among Corning, Riesling Acquisition Corporation, a wholly owned subsidiary of Corning ("Purchaser"), and the Company, a merger of Purchaser with and into the Company (the "Merger") was effected today, pursuant to which each share of the Company's Common Stock, $0.01 par value, has been converted into the right to receive 0.83 shares of common stock, $0.50 par value per share of Corning;

   WHEREAS, the Board of Directors of the Company and the Board of Directors of Corning have each authorized the execution of this First Supplemental Indenture and the delivery hereof to the Trustee for the purpose of modifying the Indenture as set forth herein;

   WHEREAS, in all other respects all actions have been taken necessary to make this First Supplemental Indenture the valid, binding and legal obligation of the Company and Corning in accordance with its terms;

   NOW, THEREFORE, in consideration of the premises, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Corning hereby covenant and agree with the Trustee as follows:


   SECTION 1.  Assumption of Liabilities.  Pursuant to Section 5.1 of the
               -------------------------
Indenture, Corning shall assume all obligations of the Company in connection with the Securities and the Indenture, as supplemented hereby.

   SECTION 2.  Change of Control.  The parties hereto acknowledge and agree
               -----------------
that the Merger does not constitute a "Change of Control" as defined in
Section 1.1 of the Indenture.

   SECTION 3.  Modifications.
               -------------

         (a)   Modification of Section 1.1. The definition of "Common
               ---------------------------
Stock" in Section 1.1 of the Indenture is hereby amended to read as follows:

   "Common Stock" means the common stock of Corning Incorporated, par value $0.50 per share, or as such stock may be reconstituted from time to time.

         (b)   Modification of Section 13.4.  Section 13.4 of the Indenture
               ----------------------------
is hereby amended in its entirety to read as follows:

               "SECTION 13.4. Conversion Price. The conversion price per share of Common Stock issuable upon conversion of the Securities (as such price may be adjusted, herein called the "Conversion Price") shall initially be $46.57 (which reflects a conversion rate of 21.47127 shares of Common Stock per $1,000 in principal amount of Securities).

   SECTION 4.  The Indenture.
               -------------

         The First Supplemental Indenture is expressly made supplemental to and shall form a part of the Indenture and is made subject to all the conditions, covenants and warranties contained in the Indenture. Nothing in this First Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this First Supplemental Indenture. Each reference in the Indenture to "this Indenture", "hereunder", "hereof", and words of like import referring to the Indenture and each reference in any other transaction document relating to the Indenture shall mean the Indenture as amended hereby.

   SECTION 5.  Legend.
               ------

   There shall be stamped, overprinted, typed or otherwise noted on Notes authenticated and delivered after the date hereof the following legend:

         "THE INDENTURE GOVERNING THIS NOTE HAS BEEN AMENDED BY A
         SUPPLEMENTAL INDENTURE DATED AS OF JANUARY 28, 2000. SUCH SUPPLEMENTAL INDENTURE REFLECTS A CHANGE IN THE CONVERSION FEATURE OF THE NOTE. REFERENCE IS MADE TO SUCH SUPPLEMENTAL INDENTURE FOR A STATEMENT OF THE AMENDED RIGHTS AND OBLIGATIONS OF THE COMPANY AND HOLDERS OF THE NOTES."

   SECTION 6.  Trustee.
               -------

   The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the Indenture as hereby supplemented, or the due execution hereof by the Company or Corning, or the recitals and statements contained herein, all of which recitals and statements are made solely by the Company or Corning, as the case may be.

   SECTION 7.  Governing Law.
               -------------

   This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of the State of New York.

   SECTION 8.  Counterparts.
               ------------

   The First Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.


   IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the day and year first written above.

                                              OAK INDUSTRIES INC.

                                     By:  /s/ Pamela F. Lenehan
                                              Pamela F. Lenehan
                                              Senior Vice President,
                                              Corporate Development and
                                              Treasurer


                                              CORNING INCORPORATED

                                     By:  /s/ Mark S. Rogus
                                              Mark S. Rogus
                                              Assistant Treasurer



                                              STATE STREET BANK AND TRUST
                                              COMPANY, as Trustee

                                     By:  /s/ Allison Della Bella
                                              Allison Della Bella
                                              Assistant Vice President